SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Neoforma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NEOFORMA, INC.

3061 Zanker Road

San Jose, California 95134

April 27, 2004

Dear Stockholder,

I am pleased to invite you to the 2004 Annual Meeting of Stockholders of Neoforma, Inc. The meeting will be held on May 27, 2004, starting at 10:00 a.m., Pacific Daylight Time, at our corporate offices at 3061 Zanker Road, San Jose, California 95134.

Important information concerning the matters to be acted upon at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. After careful consideration, our board of directors has unanimously approved the two proposals described in the Proxy Statement and recommends that you vote FOR the proposals.

The board of directors has fixed the close of business on April 15, 2004 as the record date for determining those stockholders who are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Your vote is important. Registered stockholders can vote their shares by mailing back a traditional proxy card. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person. Mailing your completed proxy card will not prevent you from voting in person at the annual meeting if you wish to do so.

The members of our management team look forward to meeting personally those stockholders who attend the annual meeting.

A copy of our Annual Report to Stockholders for fiscal 2003 is included in this mailing to all stockholders entitled to notice of and to vote at the annual meeting.

Sincerely yours,

Robert J. Zollars

Chairman and Chief Executive Officer

NEOFORMA, INC.

3061 Zanker Road

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2004

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Neoforma, Inc. will be held at our corporate offices at 3061 Zanker Road, San Jose, California 95134, on Thursday, May 27, 2004, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.  ELECTION OF DIRECTORS.    The election of two Class II directors, each for a term of three years or until his successor has been elected or appointed and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class II directors:

Jeffrey H. Hillebrand

Wayne B. Lowell

2.  RATIFICATION OF INDEPENDENT AUDITOR.    To ratify our selection of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2004.

3.  OTHER MATTERS.    To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed the close of business on April 15, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors

Andrew L. Guggenhime

Chief Financial Officer and Corporate Secretary

San Jose, California

April 27, 2004

NEOFORMA, INC.

3061 Zanker Road

San Jose, California 95134

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the stockholders of Neoforma in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at our annual meeting of stockholders to be held on Thursday, May 27, 2004 at 10:00 a.m., Pacific Daylight Time, at our corporate offices located at 3061 Zanker Road, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. This Proxy Statement was first mailed to our stockholders on April 27, 2004.

Record Date; Quorum

We have fixed the close of business on April 15, 2004 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the annual meeting. As of April 15, 2004, there were 19,970,161 shares of common stock outstanding and entitled to vote at the annual meeting, held by 7,081 stockholders of record. The presence at the annual meeting of a majority, or 9,985,081, of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each holder of shares of common stock issued and outstanding on the record date is entitled to one vote for each such share held on each matter of business to be considered at the annual meeting.

Voting of Proxies; Voting Rights; Required Vote

If any stockholder is unable to attend the annual meeting, such stockholder may vote by proxy. If a proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present.

If no specification is made on the proxy as to the proposal, the shares represented by the proxy will be voted FOR the election of the nominees for Class II directors named herein, FOR the ratification of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2004 and with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders.

The approval and adoption of the proposals described above will require the affirmative vote of our stockholders as follows:

Proposal	Affirmative Vote Required

• Election of Class II directors	Each Class II director will be elected by the votes of a plurality of the shares of our common stock present in person or represented by proxy at our annual meeting and entitled to vote at our annual meeting.

• Ratification of PricewaterhouseCoopers LLP as our independent auditor	Majority of the shares of our common stock present in person or represented by proxy at our annual meeting and entitled to vote at our annual meeting.

Effect of Abstentions and “Broker Non-Votes”

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both the presence of a quorum for the transaction of business and the outcome of a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions are counted for the purposes of establishing a quorum and will have the same effect as a vote against the proposal (other than the election of directors).

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority to vote those shares for or against certain “routine” matters, such as each of the proposals to be voted on at the annual meeting. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are counted for the purpose of establishing a quorum and will also be counted for the purpose of determining the outcome of all of the proposals. If a broker chooses to leave these shares unvoted, even on “routine” matters, they will not be counted for the purpose of establishing a quorum or determining the outcome of any of the proposals.

Election for a director requires a plurality of the votes cast at the annual meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Consequently, only the number of votes for and against affect the outcome, and abstentions and broker non-votes will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Expenses of Soliciting Proxies

The solicitation of proxies will be conducted primarily by mail and we will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of our common stock. We have retained American Stock Transfer & Trust Company to aid in the distribution of the proxy materials, who will not charge us for such distribution except for reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, we may solicit proxies by personal interview, telephone, email or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to Neoforma (to the attention of Neoforma’s Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the annual meeting and voting in person.

The mere presence at the annual meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Stockholder Proposals

Proposals of stockholders to be presented at our 2005 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 28, 2004 in order to be included in our proxy statement and form of proxy relating to that meeting. Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to our Corporate Secretary at least 60 days but no more than 90 days prior to the first anniversary of our annual meeting. Accordingly, such written notice must be delivered to our Corporate Secretary no later than March 28, 2005 and no earlier than February 26, 2005. In the event that the date of the our next annual meeting is more than 30 days before or more than 60 days after that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of that meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. In the event that the number of directors to be elected to our board is increased and there is no public announcement by our naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Corporate Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary at our principal executive offices.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws currently provide for the number of directors to be set by our board. Our board has set the number of members of the board at seven. Our certificate of incorporation and bylaws provide that our board shall be divided into three classes, each serving staggered three-year terms: Class I, Class II and Class III. One class of directors is elected by our stockholders at each annual meeting, with each director to serve a three-year term or until that director’s earlier resignation, death or removal or until that director’s successor is duly elected or appointed and qualified. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of us.

At the annual meeting, the stockholders will elect two Class II directors, who will each serve a three-year term until the annual meeting of stockholders to be held in 2007 or until a successor is elected or appointed and qualified or until such director’s earlier resignation, death or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by our board. Our board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted FOR the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, two directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy.

Our Board Of Directors Unanimously Recommends That You Vote “FOR” The Election Of The Nominees Named Below, And Your Proxy Will Be So Voted Unless You Specify Otherwise.

Information Concerning Nominees And Incumbent Directors

Directors/Nominees

The names of the nominees for election as Class II directors at our annual meeting and of the incumbent Class I and Class III directors, and information about them, including their service on public company boards and boards of charitable organizations, are included below.

Nominees for Election as Class II Directors for a Term Expiring in 2007:

Name	Age	Principal Occupation
Jeffrey H. Hillebrand	50	Chief Operating Officer of Evanston Northwestern Healthcare
Wayne B. Lowell	49	President, Jonchra Associates, LLC

Jeffrey H. Hillebrand has served as one of our directors since December 2000. Since 1998, he has served as Chief Operating Officer of Evanston Northwestern Healthcare, where he has worked since 1979. Mr. Hillebrand is a Fellow of the American College of Healthcare Executives and has served as one of its regents. He is a member of the Young Presidents Organization and a non-resident lecturer for the School of Public Health at the University of Michigan. He has also served as a trustee of the village of Kennilworth, Illinois. He is Past President of the Northeast Illinois Council of Boy Scouts of America, and has served as Vice Chairman of the American Heart Association of Metropolitan Chicago.

Wayne B. Lowell, a certified public accountant, has served as one of our directors since September 2003. In 1998, Mr. Lowell established Jonchra Associates, LLC, which provides strategic and operating advice to senior management of venture capital-funded and publicly held entities. From 1986 to 1998, Mr. Lowell held several senior management roles at PacifiCare Health System, Inc., a managed healthcare company, including serving as its Chief Financial Officer during that period.

Incumbent Class I Directors with Terms Expiring in 2006:

Name	Age	Principal Occupation
Edward A. Blechschmidt	51	Private Investor/Consultant
Michael J. Murray	59	Retired

Edward A. Blechschmidt has served as one of our directors since March 2003. Mr. Blechschmidt is a private investor and consultant. Mr. Blechschmidt served as Chairman and Chief Executive Officer of Gentiva Health Services, Inc. from March 2000 until July 2002. Prior to joining Gentiva, Mr. Blechschmidt served as Chief Executive Officer and as a member of the board of Olsten Corporation from February 1999 until March 2000. He also served as President of Olsten from October 1998 until March 2000. From August 1996 until October 1998, Mr. Blechschmidt served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens Pyramid Technology. In that time, Mr. Blechschmidt also served as Executive Vice President and as a board member of Siemens Nixdorf Informationssysteme AG of Munich, Germany. Prior to Siemens, Mr. Blechschmidt served more than 20 years with Unisys Corporation where he served in various line and staff positions, including

Chief Financial Officer. Mr. Blechschmidt also serves on the board of directors of Gentiva, HealthSouth Corporation and Lionbridge Technologies, Inc.

Michael J. Murray has served as one of our directors since December 2000. Until July 2000 when he retired, Mr. Murray served as President of Global Corporate and Investment Banking at Bank of America Corporation and was a member of its policy committee. From March 1997 until September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank. From September 1995 to March 1997, he served as BankAmerica Vice Chairman and head of the U.S. and International Groups. Mr. Murray was responsible for BankAmerica’s U.S. Corporate Group from September 1994, after BankAmerica’s merger with Continental Bank Corporation, until September 1995. Prior to the merger, he was Vice Chairman and Head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray serves as a director on the boards of CNF, Inc. and eLoyalty Corporation. He is also a past Chairman and current member of the board of the Bay Area United Way, serves on the board of the California Academy of Sciences and is a member of the Advisory Council for the School of Business at the University of Notre Dame.

Incumbent Class III Directors with Terms Expiring in 2005:

Name	Age	Principal Occupation
Richard D. Helppie	48	Chief Executive Officer of Superior Consultant Holdings Corporation
C. Thomas Smith	66	Retired
Robert J. Zollars	46	Chairman and Chief Executive Officer of Neoforma

Richard D. Helppie has served as one of our directors since October 1999. He has served as Chief Executive Officer of Superior Consultant Holdings Corporation, a healthcare information technology outsourcing and consulting firm since founding the company in 1984. Mr. Helppie also serves as a member of the board of Superior and was its Chairman until 2000. He serves on a number of charitable boards that support medical, educational and artistic missions, including the Cranbrook Educational Community and the Purple Rose Theater.

C. Thomas Smith has served as one of our directors since January 2001. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA Inc. since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From 1967 to 1971, Mr. Smith was Associate Director of Hospitals and Director of Medical Center Planning for the University of Minnesota Health Sciences Center. Prior to that, he held administrative positions at Baptist Memorial Hospital from 1961 to 1967, following an administrative residency. In 1991, Mr. Smith was the Chairman of the American Hospital Board of Trustees. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation, LLC and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group and Genentech, Inc. Mr. Smith currently serves on the board of directors of Renal Care Group, Inc. and Kinetic Concepts, Inc.

Robert J. Zollars has served as our Chairman and Chief Executive Officer since July 1999, and as our President from July 1999 to January 2001. From January 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company, where he was responsible for five of its wholly-owned subsidiaries: Pyxis Corporation, Owen Healthcare, Inc., Medicine Shoppe International, Cardinal Information Corporation and Cardinal-International. From January 1992 to December 1996, he served as President of Hospital Supply, Scientific Products and U.S. Distribution of Baxter Healthcare Corporation, which in October 1996 was spun off as Allegiance Corporation, a healthcare products and services company.

COMMITTEES OF THE BOARD/OTHER BOARD MATTERS

Board Meetings

Our board met eleven times, including telephonic meetings during fiscal year 2003. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which the director served during the time he served.

Executive Sessions

Executive sessions of directors who have been deemed independent pursuant to the rules of The Nasdaq Stock Market are held at least four times a year. Any independent director can request that an additional executive session be scheduled.

Board Committees

Our board has an audit committee, a compensation committee and a governance committee.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Edward A. Blechschmidt (1)	X
Richard D. Helppie		X
Jeffrey H. Hillebrand		X*	X
Wayne B. Lowell(2)	X	X
Michael J. Murray	X*
C. Thomas Smith			X*
Employee Director
Robert J. Zollars			X

Number of Meetings in Fiscal 2003	8	2	2

X	= Committee member
*	= Chair
(1)	Mr. Blechschmidt’s first meeting as a member of the Audit Committee was March 28, 2003.
(2)	Mr. Lowell’s first meeting as a member of the Audit Committee was October 20, 2003 and his first meeting as a member of the Compensation Committee was October 10, 2003.

Audit Committee.    The audit committee consists of Michael J. Murray, acting as Chair, Edward A. Blechschmidt and Wayne B. Lowell. The board has determined that Mr. Blechschmidt and Mr. Lowell are audit committee financial experts. The audit committee assists the board in fulfilling its responsibility for our accounting and financial reporting practices and provides a channel of communication between the board and our independent auditor. The audit committee also reviews with our independent auditor the scope of the auditor’s annual and interim reviews and examines the effectiveness of our accounting and internal control functions through discussions with our independent auditor and our appropriate officers. All members are independent under the rules of The Nasdaq Stock Market.

Our audit committee adopted a new charter in February 2004 which can be found at http://investor.neoforma.com and is attached to this Proxy Statement as Appendix A.

Compensation Committee.    The compensation committee consists of Jeffrey H. Hillebrand, acting as Chair, Richard D. Helppie and Wayne B. Lowell. The compensation committee determines compensation for directors and officers and makes recommendations to the board concerning compensation for the Chief Executive Officer. It also exercises the authority of the board relating to Neoforma’s employee benefit plans. In addition to its meetings, the compensation committee acted by written consent 15 times during fiscal 2003. All members are independent under the rules of The Nasdaq Stock Market.

Our compensation committee adopted a new charter in February 2004 which can be found at http://investor.neoforma.com.

Governance Committee.    The governance committee consists of C. Thomas Smith, acting as Chair, Jeffrey H. Hillebrand and Robert J. Zollars. The governance committee enforces the adoption of proper corporate governance policies and monitors our corporate governance initiatives. Until February 2004, the governance committee also had the responsibility of controlling our director nomination process, and was called the “Nominating and Governance Committee.” It was constituted with the same members as the current governance committee.

Code of Ethics

We have adopted a code of ethics that applies to all our employees, as well as each member of our board of directors. The code of ethics is available at our website at http://investor.neoforma.com.

Nominations to the Board

In February 2004, the board decided that its independent members, acting as a group but not as a separate committee of the board, would be in the best position to identify qualified individuals to become directors and determining the composition of the board and its committees. This group also considers nominees proposed by stockholders. The independent members of the board believe that stockholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on our board’s independent members’ assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the board at that time. To recommend a prospective nominee for consideration, stockholders should follow the procedures set forth above in “Stockholder Proposals” and submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: 3061 Zanker Road, San Jose, California 95134.

All members of the board who consider board nominations are independent under the rules of The Nasdaq Stock Market.

Director Compensation

Directors who are also our employees currently receive no additional compensation for their services as directors. Each non-employee director receives $10,000 annually for being a member of our board. Additionally, each non-chairperson, non-employee member of each of the committees of the board receives $2,500 annually. The chairs of the audit, compensation and governance committees annually receive $15,000, $10,000 and $10,000, respectively. All cash compensation to non-employee directors is paid in four quarterly installments throughout the year. Directors who are not our employees do not receive a fee for attendance in person at meetings of the board or committees of the board, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

Our 1999 Equity Incentive Plan, as amended, provides that each eligible director who is not our employee is automatically granted an option to purchase 10,000 shares of our common stock upon becoming a member of our board, unless that director has previously received an option grant. In March 2003, we granted an option to purchase 10,000 shares of our common stock to Mr. Blechschmidt at an exercise price of $12.84 per share, upon his appointment to our board. In September 2003, we granted an option to purchase 10,000 shares of our common stock to Mr. Lowell at an exercise price of $15.00 per share, upon his appointment to our board. Immediately following each annual meeting of stockholders, each non-employee director will automatically be granted an option to purchase 10,000 shares of our common stock under our 1999 Equity Incentive Plan, provided that the director is a member of our board on that date and has served continuously as a member of our board for a period of at least one year since the date of the director’s initial grant. In addition, each non-employee director who is a member of at least one committee of the board will receive an additional option to purchase 10,000 shares of our common stock following each annual meeting of stockholders, provided that the director is a member of a committee on that date and has served continuously as a member of the same committee for a period of at least one year since the date of the director’s initial grant. All options will have an exercise price equal to the fair market value of our common stock on the date of grant. The options have 10-year terms and terminate three months following the date the director ceases to be one of our directors or consultants or 12 months after any termination due to death or disability. Options granted under the plan generally vest over four years. Any unvested shares subject to these options will become immediately vested and exercisable upon a transaction which results in a change in control of Neoforma.

In June 2003, upon completion of our 2003 annual meeting of stockholders, we granted each of Messrs. Helppie, Hillebrand, Murray and Smith, (i) a nonqualified stock option to purchase 10,000 shares of our common stock at a price of $10.00 per share for their service as a member of our board, and (ii) a nonqualified option to purchase 10,000 shares of our common stock at a price of $10.00 for their service as a member of a committee of our board. Andrew J. Filipowski, who resigned from our board in September 2003, also received these same grants. Each of the above grants was automatically made pursuant to the terms of our 1999 Equity Incentive Plan.

In July 2003, the compensation committee approved grants to Mr. Blechschmidt of (i) a nonqualified stock option to purchase 10,000 shares of our common stock at a price of $12.59 per share for his service as a member of our board, and (ii) a nonqualified option to purchase 10,000 shares of our common stock at a price of $12.59 for his service as a member of a committee of our board, notwithstanding that he had not been a member of the board and the audit committee for at least one year.

In September 2003, the compensation committee approved a grant to Mr. Lowell of a nonqualified stock option to purchase 10,000 shares of our common stock at a price of $15.00 per share for his service as a member of our board, notwithstanding that he had not been a member of the board and the audit committee for at least one year.

Independence of Directors

With the exception of Mr. Zollars, who is also our Chief Executive Officer, all of our other six directors meet the independence criteria set forth by the Securities and Exchange Commission. Except for Mr. Zollars and Mr. Smith, who until April 2003 was the Chief Executive Officer and President of VHA, which is our largest stockholder, our directors meet the independence criteria set forth by The Nasdaq Stock Market.

Communications with the Board

Any matter intended for the board, or for any individual member or members of the board, should be directed to our Corporate Secretary at 3061 Zanker Road, San Jose, California 95134, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to our Corporate Secretary for forwarding to the board or specified board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right to not forward to board members any abusive, threatening or otherwise inappropriate materials.

Directors’ Attendance at Annual Stockholder Meetings

With the exception of Mr. Zollars, who is our Chairman and Chief Executive Officer, our directors did not attend our 2003 annual meeting of stockholders. The board intends, however, to set a regular board meeting to coincide with our future annual meetings of stockholders, beginning in 2005, and our directors will be encouraged to attend these meetings.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2003. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate such information by reference in such filing.

The audit committee of the board is comprised of three members: Messrs. Murray, Blechschmidt and Lowell. All of the members are independent directors under the rules of The Nasdaq Stock Market. The audit committee operates under a written charter which can be found on our website at http://investor.neoforma.com.

The responsibilities of the audit committee include assisting the board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to stockholders and others, appointing the independent auditor, reviewing the services performed by our independent auditors and finance department, evaluating our accounting policies and our system of internal controls that management and the board have established, and reviewing significant financial transactions. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent auditors, the audit committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services. The audit committee considered the independent auditors’ provision of non-audit services in 2003 and determined that the provision of those services is compatible with and does not impair the auditors’ independence.

Pursuant to its charter, which is attached to this Proxy as Appendix A, the audit committee has adopted a policy that prohibits our independent auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the audit committee in advance. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the audit committee.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management and our independent auditors, PricewaterhouseCoopers LLP. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The audit committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Members of the Audit Committee

Michael J. Murray (Chairman)	Edward A. Blechschmidt	Wayne B. Lowell

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Richard D. Helppie, Jeffrey H. Hillebrand and Wayne B. Lowell. Each of these persons is a non-employee director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. None of these individuals has at any time been one of our executive officers or employees. For a description of the transactions between us and members of the compensation committee and entities affiliated with the compensation committee members, see Certain Relationships and Related Transactions.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the compensation committee of the board of directors shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

Our compensation programs are administered by the compensation committee. The committee provides oversight and guidance in the development of compensation programs for all of our employees, including executive officers, and administers our equity incentive plans. The goal of the committee is to align compensation with performance, and to attract, retain and reward executive officers and employees whose contributions are critical to our long-term success.

The committee uses market compensation information obtained through surveys of technology companies and customized surveys through the help of an independent consulting firm. This information is used to evaluate relative market position and to assist in designing programs. The three major components of our compensation program are: base salary, cash bonus and long-term compensation in the form of stock options and/or restricted stock awards.

General Compensation Philosophy

Our compensation philosophy for executive officers is to relate compensation to corporate performance and to align it with long-term stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain capable executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology and healthcare companies in labor markets where we compete that are of comparable scope with us and with which we might compete for executive personnel;

•	incentive performance awards, such as bonuses, payable in cash or deferred compensation and tied to the achievement of performance goals, financial or otherwise; and

•	long-term stock-based incentive awards, typically stock options and/or restricted stock, which strengthen the mutuality of interests between the executive officers and our stockholders.

Executive Compensation

Base Salary.    Salaries for executive officers for 2003 were determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Awards.    Target bonuses for executive officers are generally established based on a percentage of base salary and become payable upon the achievement of specified goals and individual/team objectives. After a year’s financial results are established, performance is assessed and the level of bonus payable, if any, is determined. In 2003, based on our financial performance, our company-wide bonus pool funded at a level less than the base targets. Our executive officers had their bonuses funded at that same reduced level.

Long-Term Incentive Awards.    Stock options and grants of restricted stock are an important element of our executive compensation package. The compensation committee believes that equity-based compensation in the form of stock options and restricted stock links the interests of management with the long-term interests of our stockholders. Stock options, however, generally have retention value only if the price of our stock increases above the fair market value on the grant date.

We grant stock options and restricted stock in accordance with our 1999 Equity Incentive Plan. Stock options typically are granted to executive officers when the executive first joins us. The compensation committee may, however, grant additional stock options or restricted stock to executive officers in connection with a change in responsibilities, to achieve equity within a peer group or as a retention device. The number of shares subject to each stock option granted or grant of restricted stock is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the executive officer’s peer group. At the discretion of the compensation committee, executive officers may also be granted stock options or restricted stock to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant. There is no typical vesting period for grants of restricted stock, although generally they have been subject to a two-year vesting period.

Other Compensation.    Our executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including our Employee Stock Purchase Plan.

Chief Executive Officer Compensation

Mr. Zollars’ initial base salary, target bonus, bonus paid and long-term incentive awards were determined by the terms of his employment agreement entered into upon his acceptance of employment with us in July 1999. The compensation committee reviews Mr. Zollars’ compensation annually in a manner consistent with the factors described above for all executive officers.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that grants made pursuant to our 1999 Equity Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. The compensation committee’s present intention is to comply with Section 162(m) unless the compensation committee feels that compliance with these requirements would not be in the best interest of Neoforma or our stockholders.

Members of the Compensation Committee

Jeffrey H. Hillebrand (Chairman)	Richard D. Helppie	Wayne B. Lowell

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information Concerning Executive Officers

Our executive officers as of the date of this Proxy Statement, other than Mr. Zollars, are identified below, together with information regarding the business experience of such officers. Information regarding the business experience of Mr. Zollars is set forth above under the heading “Information Concerning Nominees and Incumbent Directors.” Each executive officer is elected annually by our board and serves at the pleasure of the board.

Name	Age	Position
Daniel A. Eckert	39	President and Chief Operating Officer
Andrew L. Guggenhime	35	Chief Financial Officer and Corporate Secretary
Steven J. Wigginton	38	Executive Vice President of Neoforma Solutions
Herbert C. Cross	32	Vice President of Finance

Daniel A. Eckert has served as our President and Chief Operating Officer since December 2000. Mr. Eckert had previously served in several executive capacities since joining us in August 1999, including Executive Vice President of Sales, President of Neoforma Shop and Executive Vice President of Marketplaces. From April 1998 to August 1999, Mr. Eckert was President and Chief Operating Officer of Fisher Healthcare, a distributor of medical products and a division of Fisher Scientific International Inc.. From September 1992 to April 1998, Mr. Eckert held several positions at McKesson Corporation, a supplier of medical products, including Senior Vice President of Corporate Sales for the Health Systems Group, Senior Vice President of Sales and Marketing for McKesson/General Medical Corporation and Vice President of Acute Care.

Andrew L. Guggenhime has served as our Chief Financial Officer since October 2000, and as our Corporate Secretary since June 2002. From January 2000 until October 2000, he was our Vice President of Corporate Development. From August 1996 until January 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as Vice President. From July 1990 to August 1994, he served in a number of capacities at Wells Fargo & Company, most recently as Assistant Vice President in Wells Fargo’s Debt Capital Markets group.

Steven J. Wigginton has served as our Executive Vice President of Neoforma Solutions since January 2004. Prior to that, he was our Executive Vice President of Sales, Marketing and Service, from January 2003 to January 2004. Prior to that, he was our Executive Vice President of Marketing, Operations and Development from January 2001 to January 2003, and Senior Vice President of Product Development from May 2000 to January 2001. Mr. Wigginton joined us in January 2000 with the acquisition of Pharos Technologies, Inc., of which he was co-founder. He also held executive positions at Thomas Publishing Company from December 1997 to July 1999, and at Autodesk’s Data Publishing Group from December 1996 until November 1997. From August 1993 to November 1996, Mr. Wigginton worked at Industry.net, an e-commerce services company.

Herbert C. Cross has served as our Vice President of Finance since February 2001. Mr. Cross had previously served in several capacities since joining us in November 1999, including Director of Finance and Manager of Financial Planning and Analysis. From August 1994 to November 1999, Mr. Cross was employed by Arthur Andersen LLP, an independent public accounting firm, most recently in a capacity as a Manager in the Assurance and Business Advisory Services group, during which time Mr. Cross managed the audits of both public and private corporations in the software, technology, retail and manufacturing industries. Mr. Cross was not a member of the audit engagement team that audited our financial statements while he was employed by Arthur Andersen LLP.

EXECUTIVE COMPENSATION

The following table shows all compensation awarded to, earned by or paid for services rendered to us in all capacities during 2001, 2002 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2003.

Summary Compensation Table

							Long-Term Compensation Awards/ Securities Underlying Options	Grant Date Fair Value of Long-Term Compensation Awards/ Restricted Common Stock(1)

Annual Compensation
Name And Principal Position	Year	Salary	Bonus		Other Annual Compensation
Robert J. Zollars Chairman and Chief Executive Officer	2003 2002 2001	$500,000 500,000 500,000	$189,500 825,000 475,000		$571,467 1,516,447 991,015	(2) (3) (5)	40,000 60,000 —	$	— 124,995 801,385	(4) (6)

Daniel A. Eckert President and Chief Operating Officer	2003 2002 2001	300,000 300,000 300,000	79,590 297,000 142,500		— —		15,000 35,000 —	$	— 74,993 480,831	(7) (8)

Andrew L. Guggenhime Chief Financial Officer and Corporate Secretary	2003 2002 2001	240,000 237,196 226,941	36,384 158,400 89,452		— — —		10,000 35,000 —	$	— 59,998 376,881	(9) (10)

Steven J. Wigginton Executive Vice President of Neoforma Solutions	2003 2002 2001	240,000 233,904 230,000	36,384 158,400 —	(12)	— 89,608	(13)	10,000 35,000 —	$	— 59,998 571,559	(11) (12,14)

Herbert C. Cross Vice President of Finance	2003 2002 2001	154,134 132,600 120,568	19,898 85,000 40,421		— — —		4,500 10,500 15,500	$	— — 114,000	(15)

(1)	As of December 31, 2003, the aggregate number of shares of restricted stock held by each of our executive officers and the value of such restricted stock based upon the $10.64 closing price of our common stock on The Nasdaq National Market as of such date was (a) Mr. Zollars: 57,569 shares with a value of $612,534, (b) Mr. Eckert: 34,541 shares with a value of $367,516 (c) Mr. Guggenhime: 27,212 shares with a value of $289,536 (d) Mr. Wigginton: 26,766 shares with a value of $284,790 and (e) Mr. Cross: 4,000 shares with a value of $42,560.
(2)	Represents forgiveness by the company of $571,467 of a 1999 relocation loan per the terms of the loan agreement.
(3)	Represents a reimbursement for relocation expenses in the amount of $336,515 paid to Mr. Zollars, as well as forgiveness by the company of $1,179,932 of a 1999 relocation loan per the terms of the loan agreement.
(4)	Represents the grant date fair value of a restricted stock grant to Mr. Zollars of 14,204 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he must remain employed by the company continuously through February 1, 2005 in order to earn those shares.
(5)	Represents a reimbursement for relocation expenses in the amount of $195,327 paid to Mr. Zollars, as well as forgiveness by the company of $795,688 of a 1999 relocation loan per the terms of the loan agreement.

(6)	Represents the grant date fair value of a restricted stock grant to Mr. Zollars of 43,365 shares which contained vesting provisions on 100% of the shares that stipulated that he had to remain employed by the company continuously through June 30, 2003 in order to earn those shares. All restrictions on these shares have lapsed.
(7)	Represents the grant date fair value of a restricted stock grant to Mr. Eckert of 8,522 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he must remain employed by the company continuously through February 1, 2005 in order to earn those shares.
(8)	Represents the grant date fair value of a restricted stock grant to Mr. Eckert of 26,019 shares which contained vesting provisions on 100% of the shares that stipulated that he had to remain employed by the company continuously through June 30, 2003 in order to earn those shares. All restrictions on these shares have lapsed.
(9)	Represents the grant date fair value of a restricted stock grant to Mr. Guggenhime of 6,818 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he must remain employed by the company continuously through February 1, 2005 in order to earn those shares.
(10)	Represents the grant date fair value of a restricted stock grant to Mr. Guggenhime of 20,394 shares which contained vesting provisions on 100% of the shares that stipulated that he had to remain employed by the company continuously through June 30, 2003 in order to earn those shares. All restrictions on these shares have lapsed.
(11)	Represents the grant date fair value of a restricted stock grant to Mr. Wigginton of 6,818 shares as part of his 2002 bonus which contains vesting provisions on 100% of the shares that stipulate that he must remain employed by the company continuously through February 1, 2005 in order to earn those shares.
(12)	Mr. Wigginton was entitled to receive a bonus of either $120,000 or 12,000 shares of restricted Neoforma common stock per the terms of his bonus plan for the year ended December 31, 2001. Mr. Wigginton elected to receive the 12,000 shares in lieu of a cash bonus. Per the restrictions on those shares, Mr. Wigginton had to remain employed with the company through August 1, 2002, at which time all restrictions on the shares lapsed.
(13)	Represents a reimbursement for relocation expenses paid to Mr. Wigginton.
(14)	Represents the grant date fair value of a restricted stock grant to Mr. Wigginton of 19,948 shares which contained vesting provisions on 100% of the shares that stipulated that he had to remain employed by the company continuously through June 30, 2003 in order to earn those shares. All restrictions on these shares have lapsed.
(15)	Represents the grant date fair value of a restricted stock grant to Mr. Cross of 4,000 shares which contains vesting provisions on 100% of the shares that stipulate that he must remain employed by the company continuously through February 16, 2004 in order to earn those shares. All restrictions on these shares have lapsed.

Option Grants in Fiscal 2003

During fiscal 2003, we granted options to purchase a total of 985,200 shares of our common stock to our employees, all of which were granted under the 1999 Equity Incentive Plan. Options granted under our 1999 Equity Incentive Plan were either incentive stock options or nonqualified stock options, and such options were exercisable only to the extent of any vested shares. In 2003, we granted all options listed below at an exercise price equal to the fair market value of our common stock, as determined by the closing price of our common stock on The Nasdaq National Market on the date of grant. With regard to the options granted to Messrs. Zollars, Eckert, Guggenhime, Wigginton and Cross, all of the shares underlying the options vest as to 2.083% per month over a 48-month period. The options have a term of 10 years from the date of grant or three months after termination of employment.

In the table below, potential realizable values were computed by (i) multiplying the number of shares of common stock subject to a given option by the exercise price of the option on the date of grant (which was the fair value on the date of grant), (ii) compounding the total aggregate stock value derived from the foregoing calculation at an annual rate of 5% and 10% over the 10-year term of the option and (iii) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are based on Securities and Exchange Commission requirements and do not represent our estimates or projections of future common stock prices.

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
	Number Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)	Expiration Date
Name					5%	10%
Robert J. Zollars	40,000	4.1	13.11	4/15/2013	$329,792	$835,759
Daniel A. Eckert	15,000	1.5	13.11	4/15/2013	123,672	313,409
Andrew L. Guggenhime	10,000	1.0	13.11	4/15/2013	82,448	208,940
Steven J. Wigginton	10,000	1.0	13.11	4/15/2013	82,448	208,940
Herbert C. Cross	4,500	0.5	9.78	5/7/2013	27,678	70,141

Aggregate Option Exercises In Fiscal 2003 And Fiscal Year-End Option Values

The following table sets forth for each of the executive officers named in the Summary Compensation Table, the number of shares and the value realized on option exercises, the number of shares of common stock underlying both exercisable and unexerciseable stock options as of December 31, 2003 and the value of shares of our common stock subject to unexercised “in-the-money” stock options held as of December 31, 2003. Value at fiscal year end of unexercised in-the-money options means the difference between the exercise price and $10.64, which represents the closing price of our common stock on The Nasdaq National Market at December 31, 2003. During fiscal 2003, Mr. Cross exercised portions of two options and received a total of 9,572 shares in aggregate.

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Robert J. Zollars			176,416	124,284	322,650	119,550
Daniel A. Eckert			78,124	50,876	76,806	90,744
Andrew L. Guggenhime			79,915	45,086	147,249	114,229
Steven J. Wigginton			61,249	42,751	39,081	78,169
Herbert C. Cross	9,572	77,823	12,240	16,768	1,994	18,803

Compensation and Change in Control Arrangements with Executive Officers

Mr. Zollars.    In July 1999, we entered into an at-will employment agreement with Robert J. Zollars for him to serve as our Chairman, President and Chief Executive Officer. Under this agreement, Mr. Zollars received a salary equal to $500,000 for the first year of the agreement, which could be increased by us in subsequent years. Mr. Zollars received a $250,000 bonus in December 1999. Beginning in 2000 and for each following year while he is employed by us, Mr. Zollars is eligible to receive a bonus payment of $500,000 for that fiscal year, based upon whether we achieve revenue and profitability targets and/or other organizational milestones to be specified by our board.

Upon entering into this employment agreement, Mr. Zollars received an option to purchase 163,716 fully vested shares of our common stock and an option to purchase 360,232 shares of our common stock which vested over a four year period ending July 2003, each at an exercise price of $1.00 per share. Both options were immediately exercisable and Mr. Zollars exercised these options in full in July 1999.

Per his employment agreement, Mr. Zollars was eligible to receive from us a moving assistance loan of $2.5 million, which was to be forgiven in equal monthly installments on the last day of each month from the date of closing on his new home through June 30, 2003. In fiscal 2001 we funded the $2.5 million under this loan as required, and forgave it in four semi-annual installments through June 30, 2003. Mr. Zollars also had the right to be reimbursed by us up to $300,000 for any loss on the sale of his previous home. We were also obligated to reimburse Mr. Zollars for an additional $338,000 plus additional moving expenses incurred in connection with his joining us.

If Mr. Zollars’ employment is terminated other than for disability or cause, or if Mr. Zollars resigns for good reason, he will be entitled to receive an amount equal to his annual salary, bonus and benefits. Good reason includes a reduction in his duties or responsibilities or a reduction in his salary, bonus or other benefits. Additionally, the vesting period of any unvested options which Mr. Zollars then holds will be accelerated by 12 months.

In October 2000, Mr. Zollars’ employment agreement was clarified such that if any severance and other benefits provided to him under his employment agreement would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Zollars’ severance and other benefits will be payable, at his election, either in full or in such lesser amount as would result after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in his receipt on an after-tax basis of the greatest amount of severance and other benefits.

Mr. Eckert.    In July 1999, we entered into an offer letter with Daniel A. Eckert for him to serve as our Executive Vice President of Sales. Under this offer letter, Mr. Eckert received a salary equal to $250,000 per year. Under this offer letter, Mr. Eckert received $39,662 related to relocation costs and was entitled to receive a bonus of $50,000 per year, based upon performance milestones to be specified by our Chief Executive Officer and assessed by our board. Upon entering into employment with us, Mr. Eckert received two options to purchase a total of 45,000 shares of our common stock at $5.00 per share. These options were immediately exercisable and Mr. Eckert exercised the options in full. The shares underlying the options vested in equal monthly installments over four years ending July 2003. If Mr. Eckert’s employment is terminated other than for cause, he will be entitled to receive an amount equal to six months of his salary.

In December 2000, Mr. Eckert was appointed as our President and Chief Operating Officer.

In August 2002, the board approved an amendment to Mr. Eckert’s employment agreement to increase his bonus potential from the then current level of 55% of his base salary, or $165,000, to 70% of his base salary, or $210,000. Concurrent with this increase, Mr. Eckert received an option to purchase 35,000 shares of our common stock at $7.29 per share. The option vests in equal monthly installments over four years.

In December 2003, the board approved increasing Mr. Eckert’s bonus potential from the then current level of 70% of his base salary, or $210,000, to 75% of his base salary, or $225,000.

Mr. Guggenhime.    In January 2000, we entered into an offer letter with Andrew L. Guggenhime for him to serve as our Vice President of Corporate Development. Under this offer letter, we agreed to pay Mr. Guggenhime a salary of $200,000 per year and a bonus of up to $50,000 per year, based upon achievement of performance milestones, of which we guaranteed $12,500 in bonus to Mr. Guggenhime for each of the first two quarters of his employment with us. Mr. Guggenhime received an option to purchase 25,000 shares of our common stock at $70.00 per share. The option vested over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month.

In October 2000, the board approved the promotion of Mr. Guggenhime to Chief Financial Officer. Commensurate with this promotion, his salary was increased to $220,000 annually, and his bonus potential was increased to 40% of his base salary per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board. Upon this promotion, Mr. Guggenhime received an option to purchase 51,000 shares of our common stock at $7.812 per share. The option vests in equal monthly installments over four years.

In August 2002, the board approved an amendment to Mr. Guggenhime’s base annual salary to $240,000. Concurrent with this increase, Mr. Guggenhime received an option to purchase 35,000 shares of our common stock at $7.29 per share. The option vests in equal monthly installments over four years.

In December 2003, the board approved increasing Mr. Guggenhime’s bonus potential from the then current level of 40% of his base salary, or $96,000, to 50% of his base salary, or $120,000.

Mr. Wigginton.    In December 1999, we entered into an offer letter with Steven J. Wigginton for him to serve as our Vice President of Sales and Business Development. Under this offer letter, we agreed to pay Mr. Wigginton a salary of $140,000 per year. Mr. Wigginton received an option to purchase 10,000 shares of our common stock at $81.25 per share. The option vested over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month.

In August 2002, the board approved an amendment to Mr. Wigginton’s base annual salary to $240,000 and his bonus potential was increased to 40% of his base salary per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board. Concurrent with this increase, Mr. Wigginton received an option to purchase 35,000 shares of our common stock at $7.29 per share. The option vests in equal monthly installments over four years.

In December 2003, the board approved increasing Mr. Wigginton’s bonus potential from the then current level of 40% of his base salary, or $96,000, to 50% of his base salary, or $120,000.

In January 2004, Mr. Wigginton’s title was changed to Executive Vice President of Neoforma Solutions as part of a reallocation of responsibilities among certain employees and executive officers of the company.

Mr. Cross.    In October 1999, we entered into an offer letter with Herbert C. Cross for him to serve as our Manager of Financial Planning and Analysis. Under this offer letter, we agreed to pay Mr. Cross a salary of $85,000 per year and a bonus potential of 10% of that salary or $8,500 per year. Mr. Cross received an option to purchase 3,000 shares of our common stock at $60.00 per share. The option vested over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month.

In January 2001, the board approved the promotion of Mr. Cross to Vice President of Finance. Commensurate with this promotion, his salary was increased to $127,500 annually, and his bonus potential was increased to 30% of his base salary per year.

In August 2003, the board approved increasing Mr. Cross’ base annual salary to $175,000.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table presents information with respect to the beneficial ownership of our common stock as of April 15, 2004 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer and the executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The number and percentage of Neoforma common stock beneficially owned are based on 19,970,161 shares of common stock outstanding at April 15, 2004. Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of April 15, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the address for each listed stockholder is c/o Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
EXECUTIVE OFFICERS AND DIRECTORS:
Robert J. Zollars(1)	884,483	4.4%
Daniel A. Eckert(2)	211,774	1.1%
Andrew L. Guggenhime(3)	150,571	*
Steven J. Wigginton(4)	147,598	*
Herbert C. Cross(5)	22,973	*
Edward A. Blechschmidt(6)	40,555	*
Richard D. Helppie(7)	55,000	*
Jeffrey H. Hillebrand(8)	72,250	*
Wayne B. Lowell	1,500	*
Michael J. Murray(9)	159,465	*
C. Thomas Smith(10)	73,500	*
All 12 directors and executive officers as a group(11)	1,819,669	8.8%
5% STOCKHOLDERS:
VHA Inc.(12)	8,617,217	43.2%
University HealthSystem Consortium (UHC)(13)	2,130,301	10.7%

*	Represents less than 1%.
(1)

Includes 215,793 shares of common stock issuable under options that are exercisable within 60 days of April 15, 2004. Also includes 14,204 shares of common stock granted to Mr. Zollars, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Zollars is not continuously employed with Neoforma through the vesting date of February 1, 2005. Also includes 51,800 shares of common stock granted to Mr. Zollars, which are subject to certain vesting provisions under which the forfeiture provisions on 25,900 of the shares will lapse in the event Mr. Zollars is continuously employed with Neoforma through the initial vesting date of February 20, 2005, and the forfeiture provisions on the remaining 25,900 shares will lapse in the event Mr. Zollars is continuously employed with Neoforma through the final vesting date of February 20, 2006. A total of 600,491 of these shares are held indirectly by Mr. Zollars through Zoco LP, a limited partnership of which Mr. Zollars and his spouse are the sole general and limited partners.
(2)	Includes 94,924 shares of common stock issuable under options that are exercisable within 60 days of April 15, 2004. Also includes 8,522 shares of common stock granted to Mr. Eckert, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Eckert is not continuously employed with Neoforma through the vesting date of February 1, 2005. Also includes 24,300 shares of common stock granted to Mr. Eckert, which are subject to certain vesting provisions under which the forfeiture provisions on 12,150 of the shares will lapse in the event Mr. Eckert is continuously employed with Neoforma through the initial vesting date of February 20, 2005, and the forfeiture provisions on the remaining 12,150 shares will lapse in the event Mr. Eckert is continuously employed with Neoforma through the final vesting date of February 20, 2006. A total of 80,028 of these shares are held indirectly by Mr. Eckert through the Eckert 1999 Trust for which Mr. Eckert and his spouse are the sole beneficiaries.
(3)	Includes 93,968 shares subject to options that are exercisable within 60 days of April 15, 2004. Also includes 6,818 shares of common stock granted to Mr. Guggenhime, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Guggenhime is not continuously employed with Neoforma through the vesting date of February 1, 2005. Also includes 20,900 shares of common stock granted to Mr. Guggenhime, which are subject to certain vesting provisions under which the forfeiture provisions on 10,450 of the shares will lapse in the event Mr. Guggenhime is continuously employed with Neoforma through the initial vesting date of February 20, 2005, and the forfeiture provisions on the remaining 10,450 shares will lapse in the event Mr. Guggenhime is continuously employed with Neoforma through the final vesting date of February 20, 2006.
(4)	Includes 76,030 shares subject to options that are exercisable within 60 days of April 15, 2004. Also includes 6,818 shares of common stock granted to Mr. Wigginton, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Wigginton is not continuously employed with Neoforma through the vesting date of February 1, 2005. Also includes 20,900 shares of common stock granted to Mr. Wigginton, which are subject to certain vesting provisions under which the forfeiture provisions on 10,450 of the shares will lapse in the event Mr. Wigginton is continuously employed with Neoforma through the initial vesting date of February 20, 2005, and the forfeiture provisions on the remaining 10,450 shares will lapse in the event Mr. Wigginton is continuously employed with Neoforma through the final vesting date of February 20, 2006.
(5)	Includes 16,473 shares subject to options that are exercisable within 60 days of April 15, 2004. Also includes 6,500 shares of common stock granted to Mr. Cross, which are subject to certain vesting provisions under which the forfeiture provisions on 3,250 of the shares will lapse in the event Mr. Cross is continuously employed with Neoforma through the initial vesting date of February 27, 2005, and the forfeiture provisions on the remaining 3,250 shares will lapse in the event Mr. Cross is continuously employed with Neoforma through the final vesting date of February 27, 2006.
(6)	Includes 20,555 shares of common stock subject to options held by Mr. Blechschmidt that are exercisable within 60 days of April 15, 2004. Also includes 10,000 shares of common stock owned by Mr. Blechschmidt’s spouse.
(7)	Represents 75,000 shares of common stock subject to options held by Mr. Helppie that are exercisable within 60 days of April 15, 2004.
(8)	Includes 70,000 shares of common stock subject to options held by Mr. Hillebrand that are exercisable within 60 days of April 15, 2004.
(9)	Includes 70,000 shares of common stock subject to options held by Mr. Murray that are exercisable within 60 days of April 15, 2004.
(10)	Includes 70,000 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of April 15, 2004.
(11)

Includes 782,743 shares of common stock issuable under options held by directors and executive officers that are presently exercisable within 60 days of April 15, 2004. Also includes 36,362 shares of common stock granted to our executive officers, which are subject to certain vesting provisions under which all of the shares held by an executive officer will be forfeited in the event such executive officer is not continuously employed with Neoforma through the vesting date of February 1, 2005. Also includes 124,400 shares of common stock granted to our executive officers, which are subject to certain vesting provisions under which all of the shares held by an executive officer will be forfeited in the event such executive officer is not continuously employed with Neoforma through the various vesting dates through February 27, 2006.

(12)	VHA’s corporate headquarters are located at 220 E. Las Colinas Blvd., Irving, TX 75039.
(13)	UHC’s corporate headquarters are located at 2001 Spring Rd., Suite 700, Oak Brook, Illinois, 60523.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information as of December 31, 2003 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Incentive Plans
Equity Compensation Plans Approved By Security Holders	3,110,776	$22.84	588,178	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	3,110,776	$22.84	588,178

(1)	Includes 588,115 shares reserved for issuance under our 1999 Equity Incentive Plan and 63 shares reserved for issuance under our 1999 Employee Stock Purchase Plan. Under the terms of the 1999 Equity Incentive Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year by an amount equal to the difference between the number of shares available for grant under the 1999 Equity Incentive Plan as of the immediately preceding December 31 and 5% of the total outstanding shares of our common stock as of the immediately preceding December 31. Under the terms of the 1999 Employee Stock Purchase Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year by an amount equal to the difference between the number of shares available for grant under the 1999 Employee Stock Purchase Plan as of the immediately preceding December 31 and 1% of the total outstanding shares of our common stock as of the immediately preceding December 31.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on The Nasdaq National Market—U.S. Index and the Nasdaq Computer & Data Processing Services Index. The period shown commences on January 24, 2000, the date that our common stock was first traded in a public market, and ends on December 31, 2003, the end of our last fiscal year. The graph assumes an investment of $100 on January 24, 2000, and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements, which are described above in the section entitled “Executive Compensation,” and the transactions described below, since January 1, 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000, and

•	in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Loans

In fiscal 2001, we funded a $2,500,000 moving assistance loan to Mr. Zollars per the terms of his employment agreement, with interest on the unpaid balance accruing at a rate of 2.46% per year. Per the final negotiated terms of the loan agreement, the principal balance of $2,500,000 was forgiven in four semi-annual installments, commencing on January 2, 2002, with the final installment forgiven on June 30, 2003. As of June 30, 2003, all of the principal and $47,087 of interest under this loan was forgiven. The largest amount outstanding under this loan in 2003 was $1,555,941.

In January 2000, we assumed a loan made to Mr. Wigginton by Pharos Technologies, in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan is evidenced by a secured full recourse promissory note in the principal amount of $174,000, with interest compounded annually on the unpaid balance at a rate of 6.00% per year. The largest amount outstanding under this loan in 2003 was $215,445. The loan becomes due in January 2005.

Commercial Transactions

In 2000, we entered into a 10-year strategic outsourcing and operating agreement, or Outsourcing Agreement, with VHA, UHC, Novation and Healthcare Purchasing Partners International, LLC, or HPPI. Under the Outsourcing Agreement, we agreed to provide specific functionality to Marketplace@Novation, Novation’s e-commerce marketplace. Novation agreed to act as our exclusive agent to negotiate agreements with suppliers to offer their equipment, products, supplies and services through marketplaces sponsored by Novation or HPPI, including Marketplace@Novation. VHA, UHC, HPPI and Novation each agreed not to develop or promote any other Internet-based exchange for the acquisition or disposal of products, supplies, equipment or services by healthcare provider organizations.

In connection with the Outsourcing Agreement, we issued in July 2000 4.6 million and 1.1 million shares of our common stock to VHA and UHC, respectively. We also issued warrants to VHA and UHC, allowing VHA and UHC the opportunity to earn up to 3.1 million and 752,000 additional shares of our common stock, respectively, over a four-year period by meeting specified performance targets. These performance targets are based upon the historical purchasing volume of VHA and UHC member healthcare organizations that sign up to use Marketplace@Novation. In October 2000, we exchanged VHA’s warrant for 3.1 million restricted shares of our common stock and, in January 2001, we exchanged the unexercised portion of UHC’s performance warrant, to purchase 564,000 shares of our common stock, for 564,000 restricted shares of our common stock. Both VHA’s and UHC’s restricted shares are subject to forfeiture if the performance targets contained in their original warrants are not met. As of December 31, 2003, VHA and UHC had earned a significant amount of the restricted shares that are subject to forfeiture, and we expect them to earn substantially all of the total restricted shares by the expiration of the four-year period in June 2004.

We have amended and restated the Outsourcing Agreement from time to time. Under the current agreement, the Fourth Amended and Restated Outsourcing and Operating Agreement, or Fourth Amended Agreement, effective August 2003:

•	we and Novation have agreed to a fee level that is based on the percentage of marketplace volume, including supply chain data captured for Marketplace@Novation member purchases but not facilitated by our connectivity solution. This fee level is determined based on a tiered fee structure under which the incremental fee per dollar of marketplace volume decreases as the marketplace volume increases;

•	the payments Novation is required to make under the fee level provision are subject to quarterly maximums. During 2003, we generated sufficient marketplace volume to earn the quarterly maximum payments, which totaled $69.2 million for the year ended December 31, 2003. Beginning in the first quarter of fiscal 2004, the quarterly maximum payment is $15.25 million in each quarter through the expiration of the initial term of the Fourth Amended Agreement in March 2010. Under previous versions of the Outsourcing Agreement, the quarterly maximums were dependent on revenue generated by Novation;

•	we agreed to share revenue with Novation in certain instances, including revenue related to the distribution or licensing of software and other technology solutions. To date, no such revenue sharing has been triggered and we do not expect to share any revenue in the foreseeable future;

•	Novation’s rights to view data from any customer are restricted to data from Novation and HPPI sponsored marketplaces only;

•	we have primary responsibility for recruiting, contracting and managing relationships with suppliers regarding their use of supply chain solutions through Marketplace@Novation and sole responsibility for generating revenue from those suppliers; and

•	we must continue to meet detailed service level and functionality requirements, including new and enhanced functionality, for Marketplace@Novation.

In April 2001, we entered into a revolving credit agreement with VHA, which has subsequently been amended. Funds that we borrow under this credit agreement bear interest at the prime rate plus 2.75% per year and are secured by substantially all of our assets. Any amounts outstanding under this line of credit, both principal and interest, are due and payable on December 31, 2004, if not repaid sooner. The line of credit agreement also contains provisions that could potentially reduce the maximum we could borrow under the credit agreement in the event we entered into certain types of other debt or equity financing arrangements. In December 2003, we repaid all amounts outstanding under the line of credit, including accrued interest, and amended the line of credit to reduce its capacity from the original $25.0 million to $15.0 million.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by our audit committee, and will be on terms no less favorable to us than we believe could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

We have selected PricewaterhouseCoopers LLP as our independent auditor to perform the audit of our financial statements for the year ending December 31, 2004, and you are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid To The Independent Auditors

The following table sets forth the fees billed by our independent auditor, PricewaterhouseCoopers LLP, who we retained as of July 2003, during fiscal years 2003 and 2002.

Audit and Non-Audit Fees

	2003	2002
Audit Fees(1)	$502,160	$—
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$110,090	$90,700
All Other Fees	$2,240	$—

Total	$468,030	$90,700

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees include professional services related to the audit of our financial statements, consultation on accounting standards or transactions, and audits of employee benefit plans.
(3)	Tax fees include $100,000 and $85,000 for 2003 and 2002 respectively, for professional services rendered in connection with tax compliance and preparation relating to our tax audits and tax compliance; and $10,090 $5,700 for 2003 and 2002 respectively, for tax consulting and planning services relating to interest computations and tax changes. We do not engage PricewaterhouseCoopers LLP to perform personal tax services for our executive officers.

The following table sets forth the fees billed by our former independent auditor, Deloitte & Touche LLP, who resigned as of May 2003, during fiscal years 2003 and 2002.

Audit and Non-Audit Fees

	2003	2002
Audit Fees(1)	$93,532	$1,203,833
Audit-Related Fees(2)	$26,700	$76,500
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$120,232	$1,280,333

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees include professional services related to the audit of our financial statements, consultation on accounting standards or transactions, and audits of employee benefit plans.

The audit committee has determined that the independent auditors’ provision of non-audit services in 2003, was compatible with and, did not impair the independent auditors’ independence.

The Board Of Directors Unanimously Recommends That You Vote “FOR” Ratification Of The Selection Of PricewaterhouseCoopers LLP, And Your Proxy Will Be So Voted Unless You Specify Otherwise.

AVAILABILITY OF FORM 10-K

We will provide to any stockholder, without charge, upon written request of such stockholder, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission. Such requests should be addressed to Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134, Attention: Corporate Secretary. Our 2003 Annual Report on Form 10-K may also be obtained through our Website located at www.neoforma.com and also at the Website maintained by the Securities and Exchange Commission at www.sec.gov.

SECTION 16(a) (BENEFICIAL OWNERSHIP REPORTING) COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and The Nasdaq Stock Market. Copies of these reports are also required to be delivered to Neoforma.

We are aware of the fact that a filing on Form 4 for our Vice President of Finance, Herbert C. Cross, due to be filed on May 9, 2003 reporting one transaction, was filed on May 19, 2003. With the exception of this filing, we believe, based solely on our review of the copies of such reports received or written representations from our directors, executive officers and persons who own more than 10% of our common stock, that during the fiscal year ended December 31, 2003, that all such persons filed timely reports.

OTHER MATTERS

The annual meeting is being held for the purposes set forth in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement. The board is not presently aware of any other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. The presiding officer at the annual meeting may determine that any stockholder proposal was not permissible under or was not made in accordance with the procedures set forth in our bylaws or is otherwise not in accordance with law and, if he so determines, he may refuse to allow the stockholder proposal or nomination to be considered at the annual meeting.

ATTACHMENT 1

NEOFORMA, INC.

AUDIT COMMITTEE CHARTER

Creation Date: June, 2000

Amended February, 2004

I. Purpose

The audit committee is a committee of the board of directors of Neoforma, Inc. (the “Company”). Its primary function is to assist the board of directors in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls by reviewing (i) the financial information which will be provided to the Company’s stockholders and others, (ii) the systems of disclosure controls and procedures and internal controls which management and the board of directors have established, and (iii) services provided by the Company’s independent public accountants.

The audit committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the audit committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise any investigation into matters within the scope of this charter, including the power to direct Company personnel to conduct investigations on its behalf and to retain outside counsel and other advisors in connection with any such investigation. The Company shall provide appropriate funding to the audit committee, as determined by the audit committee, for payment of compensation to (i) the independent public accountants for audit services, and for any permitted non-audit services approved by the Committee, and (ii) to any outside advisors employed by the audit committee pursuant to this charter.

In carrying out the oversight responsibilities, the audit committee is not providing any expert, professional or special assurance as to the Company’s financial statements or any professional certification. Audit committee members are not deemed to have accepted a duty of care greater than the duty of other directors. Nothing contained in this Charter is intended to alter the operation of the “business judgment rule” as interpreted under Delaware law.

II. Membership

The membership of the audit committee shall, as required, consist of at least three independent (as defined by the rules and regulations of The Nasdaq National Market (“Nasdaq”), as they may be amended from time to time) members of the board of directors who shall serve at the pleasure of the board of directors. Each member of the audit committee shall have the ability to read and understand fundamental financial statements and at least one member shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and have prior experience in accounting, financial management or financial oversight, as required by the rules and regulations of Nasdaq. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Audit committee members and the committee chairman shall be designated by the full board of directors.

No member of the audit committee may serve on the audit committee of more than three public companies (defined as companies whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended, or which are required to file reports under Section 15(d) of the Exchange Act), including the Company, unless the board of directors of the Company (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and (ii) discloses such determination in the annual proxy statement. The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

III. Meetings

The audit committee shall meet at least four times per year or more frequently as circumstances require. The audit committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

As part of its job to foster open communication, the audit committee will periodically meet with management and the independent auditors in separate executive sessions to discuss internal controls and procedures, the completeness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

IV. Duties

In meeting its responsibilities, the audit committee is expected to:

1.	Provide an open avenue of communication among management, the independent public accountants and the board of directors.

2.	Review and assess the adequacy of the audit committee’s charter annually. Include a copy of the charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the Securities and Exchange Commission (“SEC”), as amended from time to time.

3.	Select and appoint the independent public accountants, approve the compensation of the independent public accountants, evaluate the qualifications, independence, experience and performance of the independent public accountants and review and approve the discharge of the independent public accountants.

4.	Confirm and assure the independence of the independent public accountants, including a review of management consulting services and related fees provided by the independent public accountants. In addition, the audit committee shall obtain and review, on an annual basis, a letter from the independent public accountants describing all relationships between the independent public accountants and the Company required to be disclosed by Independence Standards Board Standard No. 1, review the nature and scope of such relationships and discontinue any relationships that the audit committee believes could compromise the independence of such accountants.

5.	Pre-approve all audit and non-audit services to be provided by the Company’s independent public accountants and any other public accounting firms, including review of the independent public accountants’ audit plan, such as scope, staffing and general audit approach, proposals for services and approval of all fees and other compensation to be paid to the independent public accountants. The audit committee may delegate the authority to grant such pre-approvals to one or more members of the audit committee, provided that the pre-approval decision and related services are presented to the audit committee at its next regularly scheduled meeting. In addition, the audit committee shall consider whether the independent public accountants’ performance of permissible non-audit services, if any, is compatible with the auditor’s independence.

6.	Consider and review at least annually with management and the independent public accountants:

(a)	The adequacy of the Company’s accounting and financial reporting processes and systems of internal controls, including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the independent public accountants (including those outlined in any management letter) and internal audit together with management’s responses thereto. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

7.	Review with management and the independent public accountants prior to the filing of the Annual Report on Form 10-K with the SEC:

(a)	The Company’s annual financial statements and related footnotes.

(b)	The independent public accountants’ audit of the financial statements and its report thereon.

(c)	Any significant changes required in the independent public accountants’ audit plan.

(d)	Any serious difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of work or access to required information or any significant disagreements among management and the independent public accountants.

(e)	Any items required to be communicated by the independent public accountants in accordance with SAS 61, as amended. These discussions should include the independent public accountants’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, management’s assessment of the Company’s internal controls and procedures and the clarity of the disclosures in the Company’s financial statements.

(f)	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

8.	Review with management and the independent public accountants prior to the filing of each quarterly report on Form 10-Q with the SEC:

(a)	The results of the independent public accountants’ SAS 100, as amended, review of the quarterly financial statements.

(b)	Any significant issues, events and transactions, any changes regarding the Company’s internal controls and procedures, any changes regarding independent public accountants’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the Company’s financial statements.

(c)	Any significant difficulties encountered during the course of the review, including any restrictions on the scope of work or access to required information or any significant disagreements among management and the independent public accountants.

(d)	Any fraud or significant deficiencies in the design or operations of the Company’s internal controls discovered during the quarter.

9.	Review with management and the independent public accountants the Company’s proposed quarterly and annual financial information and statements contained in periodic reports filed with the SEC prior to distribution to the public or filing with the SEC and consider whether the information contained in these documents is consistent with the information contained in the financial statements. For the Company’s Forms 10-Q and 10-K and, where appropriate, registration statements filed under the Securities Act of 1933, as amended, such review will include review of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, including estimates and critical accounting policies required to be disclosed in such documents.

10.	Review and discuss with management the Company’s earnings press releases prior to release.

11.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent public accountants.

12.	Review legal and regulatory matters that may have a material impact on the Company’s financial statements, related Company compliance policies, and programs and reports received from regulators.

13.	Mediate any disagreements between management and the independent public accountants regarding financial reporting.

14.	Establish procedures to receive, retain and process complaints regarding accounting, internal controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting, internal controls or auditing matters and review and investigate such complaints as the audit committee deems appropriate.

15.	Prepare a report for inclusion in the annual proxy statement, as required by the rules and regulations of the SEC, that describes the committee’s composition and responsibilities, and how they were discharged.

16.	Review and discuss with the independent public accountants the reports that are required to be delivered by the independent public accountants addressing (i) all critical accounting policies, estimates and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of each alternative and the treatment preferred by the independent public accountants and (iii) other material written communications between such independent public accountants and Company management, such as any management letter or schedule of unadjusted differences.

17.	Review and approve all transactions between the Company and any related party, if required by the rules of Nasdaq, as amended from time to time.

18.	Maintain minutes of meetings and periodically report to the board of directors on significant matters related to the audit committee’s responsibilities.

19.	Monitor the Company’s compliance with its Code of Ethics for Senior Financial Officers.

20.	The audit committee will perform such other functions as assigned by law, rules or regulations, including the rules and regulations of the SEC and Nasdaq, the Company’s charter or bylaws, or the board of directors.

V. Audit Committee Performance Review

With regard to the audit committee’s performance, the audit committee shall perform a review and evaluation, at least annually, of the performance of the audit committee by whatever means the audit committee determines appropriate, including by surveying the audit committee membership.

NEOFORMA, INC.

3061 ZANKER ROAD

SAN JOSE, CALIFORNIA 95134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Zollars and Andrew L. Guggenhime as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value, of Neoforma, Inc. held of record by the undersigned on April 15, 2004, at the 2004 Annual Meeting of Stockholders to be held on May 27, 2004, and at any continuations or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE BOARD OF DIRECTOR NOMINEES AND FOR PROPOSAL NO. 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS

NEOFORMA, INC.

MAY 27, 2004

Please Detach and Mail in the Envelope Provided

                                PLEASE MARK YOUR

A             ☒            VOTES AS IN THIS

                                EXAMPLE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE FOR THE BOARD OF DIRECTOR NOMINEES AND FOR

PROPOSAL NO. 2.

	FOR all nominees listed to the right except as marked			WITHHOLD AUTHORITY to vote for all nominees

1.	Election of Class II directors.	☐		☐	NOMINEES: Jeffrey H. Hillebrand Wayne B. Lowell

2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditor of Neoforma for the year ending December 31, 2004.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting of stockholders or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

Signature                                         Date:                    , 2004

NOTE: This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.